Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A, No. 333-100289) of Alpine Income Trust and to the incorporation by reference of our report, dated December 22, 2017, on Alpine Ultra Short Municipal Income Fund and Alpine High Yield Managed Duration Municipal Fund (the two portfolios comprising Alpine Income Trust) included in the Annual Report to shareholders for the fiscal year ended October 31, 2017.

/s/ ERNST & YOUNG LLP

New York, New York

February 23, 2018